Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	the Registration Statement (Form F-3 No 333-268955) pertaining to a $200 million shelf offering and $50 million ”at-the-market” offering;
(2)	the Registration Statement (Form S-8 No. 333-269410) pertaining to the 2022 Warrants Plan; and
(3)	the Registration Statement (Form S-8 No 333-261233) pertaining to the 2013 Share Incentive Plan, 2016 Warrants Plan, 2018 Warrants Plan, 2020 Warrants Plan, 2021 Warrants Plan

of our report dated March 22, 2023, with respect to the consolidated financial statements of Nyxoah SA included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ EY Réviseurs d’Entreprises / EY Berijfsrevisoren SRL/BV

Diegem, Belgium
March 22, 2023